As filed with the Securities and Exchange Commission on August 18, 2017

Registration No. 333-213616

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CARE CAPITAL PROPERTIES, INC.

(Sabra Health Care REIT, Inc., as successor by merger to PR Sub, LLC, as successor by merger to Care Capital Properties, Inc.)

CARE CAPITAL PROPERTIES, LP

(Sabra Health Care Limited Partnership, as successor by merger to Care Capital Properties, LP)

CARE CAPITAL PROPERTIES GP, LLC

(Sabra Health Care REIT, Inc., as successor by merger to Care Capital Properties GP, LLC)

(Exact name of registrant as specified in its charter)

Delaware	37-1781195
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

c/o Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612
(Address, including zip code, of Principal Executive Offices)

Harold W. Andrews, Jr.

Executive Vice President, Chief Financial Officer

and Secretary

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

(888) 393-8248

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Andor D. Terner, Esq.
O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

(949) 823-6900

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statement filed by Care Capital Properties, Inc., a Delaware corporation (the “Company”), Care Capital Properties GP, LLC, a Delaware limited liability company (the “General Partner”), and Care Capital Properties, LP, a Delaware limited partnership (“Company OP” and together with the Company and the General Partner, the “Registrants”):

•             Registration Statement on Form S-3 (File No. 333-213616) (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2016, relating to the registration of an indeterminate number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), depositary shares, each of which represents a fractional interest of a share of a particular class or series of the Preferred Stock (the “Depositary Shares”), warrants, if any, to purchase Common Stock, Preferred Stock, Depositary Shares or any combination of those securities of the Company, debt securities, if any, to be issued under an indenture by and among the Company, Company OP, the General Partner and Regions Bank, as trustee (the “Debt Securities”) and guarantees, if any, of the Debt Securities by the Company and the General Partner, each with an indeterminate aggregate initial offering price.

The Registrants are filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the registered but unissued securities issuable by the Registrants pursuant to the Registration Statement.

On August 17, 2017, pursuant to the Agreement and Plan of Merger, dated as of May 7, 2017, by and among the Company, Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra”), PR Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Sabra (“Merger Sub”), Company OP and Sabra Health Care Limited Partnership, a Delaware limited partnership (“Sabra OP”), the Company merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company in the Merger, immediately following the Merger and simultaneous with the Partnership Merger (as defined below), Merger Sub merged with and into Sabra (the “Subsequent Merger”), with Sabra continuing as the surviving corporation in the Subsequent Merger, and simultaneous with the Subsequent Merger, Company OP merged with and into Sabra OP (the “Partnership Merger”), with Sabra OP continuing as the surviving partnership in the Partnership Merger. On August 18, 2017, the General Partner merged with and into Sabra (the “General Partner Merger”), with Sabra continuing as the surviving corporation in the General Partner Merger.

As a result of the Merger, the Partnership Merger and the General Partner Merger, the offerings of the Registrants’ securities pursuant to the above-referenced Registration Statement have been terminated. Accordingly the Registrants hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings made by the Registrants in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, the Registrants hereby remove from registration the securities registered but unissued under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on August 18, 2017.  No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

SABRA HEALTH CARE REIT, INC.
as successor to CARE CAPITAL PROPERTIES, INC.

/s/ Harold W. Andrews, Jr.
Name: Harold W. Andrews, Jr.
Title: Executive Vice President, Chief Financial Officer and Secretary

SABRA HEALTH CARE LIMITED PARTNERSHIP
as successor to CARE CAPITAL PROPERTIES, LP

By: SABRA HEALTH CARE REIT, INC., its general partner

/s/ Harold W. Andrews, Jr.
Name: Harold W. Andrews, Jr.
Title: Executive Vice President, Chief Financial Officer and Secretary

SABRA HEALTH CARE REIT, INC.
as successor to CARE CAPITAL PROPERTIES GP, LLC

/s/ Harold W. Andrews, Jr.
Name: Harold W. Andrews, Jr.
Title: Executive Vice President, Chief Financial Officer and Secretary

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